Exhibit 4.2

IPC ALTERNATIVE REAL ESTATE INCOME TRUST, INC.

Form of Class T, Class S, Class D and Class I Share Repurchase Plan

Adopted [•], 2023

Definitions

Advisor — shall mean IPC Alternative Real Estate Advisor, LLC.

Class D shares — shall mean the shares of the Company’s common stock classified as Class D.

Class I shares — shall mean the shares of the Company’s common stock classified as Class I.

Class S shares — shall mean the shares of the Company’s common stock classified as Class S.

Class T shares — shall mean the shares of the Company’s common stock classified as Class T.

Company — shall mean IPC Alternative Real Estate Income Trust, Inc., a Maryland corporation.

NAV — shall mean the net asset value of the Company attributable to its Stockholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s Net Asset Value Calculation and Valuation Guidelines as described in the Company’s prospectus.

Operating Partnership — shall mean IPC Alternative Real Estate Operating Partnership, LP.

Operating Partnership units — shall mean limited partnership interests in the Operating Partnership.

Plan — shall mean this share repurchase plan of the Company.

Special Limited Partner — shall mean IPC REIT Special Limited Partner, LP.

Stockholders — shall mean the holders of Class T, Class S, Class D, or Class I shares.

Transaction Price — shall mean the repurchase price per share for each class of common stock, which shall be equal to the then-current offering price before applicable selling commissions and dealer manager fees.

Share Repurchase Plan

Stockholders may request that the Company repurchase shares of its common stock through their financial advisor or directly with the Company’s transfer agent. The procedures relating to the repurchase of shares of the Company’s common stock are as follows:

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Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Stockholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. Stockholders should contact their broker-dealer first if they want to request the repurchase of their shares.

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Under this Plan, to the extent the Company chooses to repurchase shares in any particular month the Company will only repurchase shares as of the opening of the last calendar day of that month (a “Repurchase Date”). To have shares repurchased, a Stockholder’s repurchase request and required documentation must be received in good order by 3:00 p.m. (Central time) on the fourth to last business day of the applicable month. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. The Company will begin this Plan in the first month of the first calendar quarter following the conclusion of the Company’s escrow period. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share), subject to any Early Repurchase Deduction (as defined below).

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A Stockholder may withdraw their repurchase request by notifying Inland Investor Services, directly or through the stockholder’s financial intermediary, on the Company’s toll-free, automated telephone line, 800-826-8228. The line is open on each business day between the hours of 8:00 a.m. and 5:00 p.m. (Central time). Repurchase requests must be cancelled before 12:00 p.m. (Central time) on the last business day of the applicable month.

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If a repurchase request is received after 3:00 p.m. (Central time) on the fourth to last business day of the applicable month, the repurchase request will be executed, if at all, on the next month’s Repurchase Date at the Transaction Price applicable to that month (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

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Repurchase requests may be made by mail or by contacting the Stockholder’s financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting the Stockholder’s financial intermediary, the Stockholder’s financial intermediary may require the Stockholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, the Stockholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan and which is available on the Company’s website, [•], or available by telephone request from Inland Investor Services at 800-826-8228. Written requests should be sent to the transfer agent at the following address:

[•]

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

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For processed repurchases, Stockholders may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. Stockholders should check with their broker-dealer that such payment may be made via check or Automated Clearing House (“ACH”) transfer, as further described below.

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Stockholders may also receive repurchase proceeds via ACH transfer, provided that ACH instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via ACH transfer, the funds will be deposited to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be sent via ACH only to U.S. financial institutions (ACH network members).

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A medallion signature guarantee will be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Stockholder wishes to have repurchase proceeds transferred by ACH to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Stockholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Stockholder’s identity or suspects fraudulent activity.

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If a Stockholder has made multiple purchases of shares of the Company’s common stock, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any Stockholder fails to maintain the minimum balance of $500 of shares of the Company’s common stock, the Company may repurchase all of the shares held by that stockholder at the repurchase price in effect on the date the Company determines that the Stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to Early Repurchase Deduction.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of or repayment of its assets, borrowings or offering proceeds, and the Company has no limits on the amounts it may pay from such sources.

Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular month to be repurchased under this Plan, or none at all, in its discretion at any time. In addition, the aggregate NAV of total repurchases of Class T, Class S, Class D and Class I shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of the Company’s common stock but excluding any Early Repurchase Deduction applicable to the repurchased shares) will be limited to no more than 2% of the Company’s aggregate NAV per month (measured using the aggregate NAV attributable to Stockholders as of the end of the immediately preceding month) and no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to Stockholders as of the end of the immediately preceding three months).

In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares submitted for repurchase during such month will be repurchased on a pro rata basis after the Company has repurchased all shares for which repurchase has been requested due to death or disability. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of this Plan, as applicable.

If the Transaction Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and Stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests. The Transaction Price for each month will be available on the Company’s website at [•] and in prospectus supplements filed with the SEC.

Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other investments rather than repurchasing the Company’s shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular month than have been requested to be repurchased, or none at all. Further, the Company’s board of directors may make exceptions to, modify or suspend the Company’s share repurchase plan if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of its stockholders. Although this Plan may be suspended for an indefinite amount of time, the Company’s board of directors will not terminate this Plan absent a liquidity event which results in the Company’s Stockholders receiving cash or securities listed on a national securities exchange or where otherwise required by law. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases, to and suspensions of the Plan will be promptly disclosed to Stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act of 1933, as amended) or special or periodic report filed by the Company. Material modifications will also be disclosed on the Company’s website. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Once this Plan is suspended, the Company’s board of directors will consider at least quarterly whether the continued suspension of this Plan is in the Company’s best interests and the best interests of the Company’s Stockholders. The Company’s board of directors must affirmatively authorize the recommencement of the Plan if it is suspended before Stockholder requests will be considered again.

As described in the Company’s prospectus, shares held by the Advisor acquired as payment of the Advisor’s management fee will not be subject to this Plan, including with respect to any repurchase limits or the Early Repurchase Deduction, and will not be included in the calculation of the Company’s aggregate NAV for purposes of the 2% monthly or 5% quarterly limitations on repurchases.

Early Repurchase Deduction

There is no minimum holding period for shares of the Company’s common stock, and Stockholders can request that the Company repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 95% of the Transaction Price. The one-year holding period is measured as of the first calendar day immediately following the prospective repurchase date. Additionally, Stockholders who have received shares of the Company’s common stock in exchange for their Operating Partnership units may include the period of time such Stockholder held such Operating Partnership units for purposes of calculating the holding period for such shares of the Company’s common stock. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to shares acquired through the Company’s distribution reinvestment plan.

The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to the conditions described below):

•	repurchases resulting from death or qualifying disability;

•	in the event that a Stockholder’s shares are repurchased because the Stockholder has failed to maintain the $500 minimum account balance; or

•	due to trade or operational error.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Code) of a Stockholder who is a natural person, including shares held by such Stockholder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust or (ii) in the case of qualified disability, receiving written notice from such Stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Stockholder became a Stockholder. The Company must receive the written repurchase request within 12 months after the death of the Stockholder or the initial determination of the Stockholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a Stockholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death or disability does not apply.

Items of Note

•	Stockholders will not receive interest on amounts represented by uncashed repurchase checks.

•	Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld.

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All shares of the Company’s common stock requested to be repurchased must be beneficially owned by the Stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.

IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for shares of the Company’s stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless the Stockholder elects otherwise, which the Stockholder may do by checking the appropriate box on the repurchase authorization form the Company will utilize the first-in-first-out method.

Frequent Trading and Other Policies

In general, Stockholders may request that the Company repurchase their shares of the Company’s common stock once every 30 days. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:

•	any Stockholder who requests that the Company repurchase its shares of the Company’s common stock within 30 calendar days of the purchase of such shares;

•	transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and repurchases), in the Company’s sole discretion; and

•	transactions initiated by financial advisors, among multiple stockholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•	purchases and requests for repurchase of the Company’s shares in the amount of $2,500 or less;

•	purchases or repurchases initiated by the Company; and

•	transactions subject to the trading policy of an intermediary that the Company deems materially similar to the Company’s policy.

At the Company’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a stockholder may be removed.

Mail and Telephone Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record. Stockholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the Stockholder, or its agent, should contact his, her or its financial advisor as well as the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Company, its transfer agent and the financial advisor of any liability with respect to the discrepancy.

IPC Alternative Real Estate Income Trust, Inc.

REDEMPTION REQUEST FORM

Please note: accounts with a custodian (IRA, retirement, or brokerage accounts, etc.) require custodial approval on Page 2 of this form. Please verify the account type on your statement before submitting.

The Inland name and logo are registered trademarks being used under license.

A - INVESTOR INFORMATION - Please print exactly as it appears on the account.

Registration ______________________________

Account Number (Required) ______________________ Daytime Telephone Number ______________________
(For purposes of this request only)

B - REPURCHASE REQUEST

Share Class Selection: ☐ **Class T** ☐ **Class S** ☐ **Class D** ☐ **Class I**

Redemption Request (Check one)

☐ **Full Redemption**

☐ **Partial Redemption: # of Shares** ___________ **or $ Amount** ______________

Redemption Type (Check one)

☐ **Ordinary**

☐ **Exceptional** (Death/Disability)
(Death Certificate or applicable Disability Notice Required)

In the event of a partial redemption, if any stockholder fails to maintain the minimum value balance of $500 of shares of IPC Alternative Real Estate Income, Inc. (the Company) common stock, the Company may, in its discretion, repurchase all of the shares held by that stockholder at the repurchase price in effect on the date we determine the stockholder has failed to meet the minimum balance. Minimum account repurchases will apply even in the event the failure to meet the minimum balance is caused solely by a decline in our NAV.

C - COST BASIS - Information required for tax reporting purposes.

IRS regulations require cost basis reporting in determining the gain or loss associated to a security transaction when a sale or redemption occurs. You may want to consult your financial advisor or tax professional before completing this section.

Select one option then complete the additional information, if applicable. IMPORTANT: If no option is selected, our chosen default method, FIFO, will be used.

☐ **First-In, First-Out (FIFO)**

☐ **Last-In, First-Out (LIFO)**

Note: Average cost is not available for IPC Alternative Real Estate Income, Inc. stockholders.

☐ **Specific Share Identification**
Specific Share Identification allows you to select the shares from any purchase or reinvested lot that has not previously been repurchased.

NUMBER OF SHARES	DATE OF PURCHASE

D - PAYMENT OPTIONS - Select only one option.

NON-CUSTODIAL PAYMENT INSTRUCTIONS

☐ Mail to residence address

☐ ACH to bank account *
(Provide a voided check or deposit slip. Funds sent via ACH will only be sent to U.S. financial institutions, ACH network members.)

☐ Current method of receiving distribution proceeds

☐ Mail distributions to alternate or third party address listed below *

*** Complete below to have payment sent to an address or instructions not on file. If you complete this section, a Medallion Signature Guarantee is required.**

Name of Bank, Brokerage Firm, or Individual ______________________________

Mailing Address ______________________________

City ______________________ State ______________ Zip ______________

Routing # ______________________ Account # ______________________

I authorize the Company or its agent to deposit my proceeds into my checking or savings account. In the event the Company deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

CUSTODIAL PAYMENT INSTRUCTIONS - Redemption proceeds will be sent to the Custodian of record on your account. Custodian signature required.

IPC Alternative Real Estate Income Trust, Inc. SRP

Page 1 of 2

E—AUTHORIZED SIGNATURE(S) AND MEDALLION SIGNATURE GUARANTEE REQUIREMENTS IMPORTANT: Medallion Signature Guarantee(s) is/are required if any of the following applies: • The amount of the repurchase request is over $500,000. • You wish to have repurchase proceeds transferred by ACH to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days. • Our transfer agent cannot confirm your identity or suspects fraudulent activity. Under the Company’s Share Repurchase Program, to the extent the Company chooses to redeem shares in any given month, the Company will only redeem shares on the last business day of the month (the Repurchase Date). To have your shares repurchased, your repurchase request and required documentation must be received in good order by 3:00pm (Central time) on the fourth to the last business day of the applicable month. If a repurchase request is received after such time, the repurchase request will be executed, if at all, on the next month’s Repurchase Date at the transaction price a pplicable to that month. Repurchase requests received and processed by our transfer agent will be effected at a repurchase price equal to the transaction price on the applica ble Repurchase Date (which will generally be equal to the Company’s most recently disclosed net asset value (NAV) per share). Settl ements of share repurchases will be made within three business days of the Repurchase Date. We cannot guarantee that we will have sufficient available funds or that we will repurchase all requests made in any applicable redemption month. A stockholder may withdraw his or her redemption request by notifying Inland Investor Services directly; or through the stockholder’s financial intermediary, on our toll free telephone line at [•] by 12:00pm (Central time) on the last business day of the applicable month. All redemption requests are subject to the complete terms of the Company’s Share Repurchase Program, as it may be amended from time to time. The current plan is available at [•], and you are encouraged to review it prior to submitting a repurchase request. Medallion Signature Guarantee or Official Stamp of Custodian Signature—Investor/Executor/Personal Representative Date Printed Name of Signer Capacity (Required): ☐ Executor/Executrix ☐ Personal Representative ☐ Guardian ☐ Power of Attorney ☐ Stockholder ☐ Trustee ☐ Successor Trustee Medallion Signature Guarantee or Official Stamp of Custodian Signature—Co-Investor/Co-Executor Date Printed Name of Signer Capacity (Required): ☐ Executor/Executrix ☐ Personal Representative ☐ Guardian ☐ Power of Attorney ☐ Stockholder ☐ Trustee ☐ Successor Trustee Signature—Custodian (If applicable) Date SUBMIT COMPLETED FORM: Regular Mail: Overnight Mail: If No Medallion Signature Guarantee is required. [•] [•] Email to: [•] OR Fax to: [•] Questions: Call Investor Services at [•] IPC Alternative Real Estate Income Trust, Inc. SRP